Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement of Form S-1 of our report dated July 21, 2016, relating to the financial statements of Glocorp Inc. as of December 31, 2015 and for the one day ended December 31, 2015. We also consent to the reference to our firm under the heading “Interest of Named Experts and Counsel" appearing therein.

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

July 21, 2016